Exhibit 99.1

EXHIBIT 99.1 - JOINT FILING AGREEMENT

The undersigned hereby agree that they are filing this statement jointly pursuant to Rule 13d-1(k)(1). Each of them is responsible for the timely filing of such Schedule 13G and any amendments thereto, and for the completeness and accuracy of the information concerning such person contained therein; but none of them is responsible for the completeness or accuracy of the information concerning the other persons making the filing, unless such person knows or has reason to believe that such information is inaccurate.

In accordance with Rule 13d-1(k)(1) promulgated under the Securities and Exchange Act of 1934, as amended, the undersigned hereby agree to the joint filing with each other on behalf of each of them of to such a statement on Schedule 13G with respect to the common stock of beneficially owned by each of them. This Joint Filing Agreement shall be included as an exhibit to such Schedule 13G.

Dated: February 11, 2005

Bank of America Corporation NB Holdings Corporation Bank of America NA Fleet National Bank Bank of America Trust Company

By:	/s/ Charles F Bowman
Charles F. Bowman
Senior Vice President

Banc of America Capital Management, LLC Columbia Management Group, Inc. Columbia Management Advisors, Inc.

By:	/s/ Keith Banks
Keith Banks
President

NationsBanc Montgomery Holdings Corporation

By:	/s/ Robert Qutub
Robert Qutub
President

Banc of America Securities LLC

By:	/s/ Robert J. Mulligan, Jr.
Robert J. Mulligan, Jr.
Senior Vice President

NMS Services Inc. NMS Services (Cayman) Inc.

By:	/s/ Michelle Bacal
Michelle Bacal
Vice President

Columbia Trust Company

By:	/s/ Russell Lipe
Russell Lipe
President